Exhibit 4.7

RIOT BLOCKCHAIN, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Riot Blockchain, Inc. (the “Corporation”) hereby confirms that the individual named below (the “Participant”) was granted an award of restricted stock units (each, an “RSU,” and collectively, the “RSUs”) in accordance with and subject to the terms, conditions and restrictions of this Restricted Share Unit Agreement (the “Agreement”), together with the terms and conditions of the Riot Blockchain, Inc. 2019 Equity Incentive Plan (the “Plan”). Unless otherwise defined in this Agreement, capitalized terms used herein have the meanings defined in the Plan

Name of Participant:

Grant Date:

Number of RSUs:

Vesting Schedule:

1.	Termination of Employment or Service. If the Participant’s employment, appointment or service with the Corporation and its Subsidiaries ceases for any reason, all RSUs that are not vested at the time the Participant’s employment, appointment or service ceases will be forfeited immediately and automatically upon such cessation without payment of any consideration therefor and the Participant will have no further right, title or interest in or to such RSUs, the underlying shares of Common Stock or any compensation in lieu thereof.
2.	Settlement of RSUs. RSUs shall be settled in shares of the Corporation’s Common Stock via net settlement in accordance with the Plan. After vesting and in accordance with the Plan, this Agreement, and the Corporation’s customary payroll practices, the Corporation will settle the vested RSUs in whole shares of the Corporation’s Common Stock (rounded down to the nearest whole share); provided, however, the Corporation shall, to account for any taxes which may be due and owing by the Participant upon the settlement of the vested RSUs, issue cash in lieu of shares of Common Stock in an amount equal to up to thirty percent (30%) of the value of the vested RSUs as of the date of settlement (the “Cash Settlement Amount”). The value of the RSUs shall be equal to the closing price per share of the Corporation’s Common Stock on the date immediately prior to settlement as reported on the NASDAQ Capital Market (or such other exchange as the Corporation’s stock is traded at the time). The Participant’s RSUs will be settled by the Corporation in accordance with this Agreement as soon as practicable following the date that the RSUs become vested and no later than March 15 of the calendar year after the year in which the RSUs are no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code.
3.	Tax Withholding. On or before the time the Participant receives an issuance of the shares in settlement of vested RSUs, or at any time thereafter as requested by the Corporation, the Participant shall pay or provide for payment of at least the minimum amount of income taxes and other withholdings which the Corporation may be required to withhold with respect to such distribution of shares (the “Withholding Taxes”). To the extent the Cash Settlement Amount is less than the Withholding Taxes, the Administrator may, in its sole discretion, permit the Participant to elect to satisfy the Withholding Taxes by electing to surrender to the Corporation for cancellation that number of RSUs with an equivalent value equal to the amount of such Withholding Taxes (measured based on the Cash Settlement Amount, plus the Fair Market Value of the shares of Common Stock as of the date such shares are issued to the Participant pursuant to Section 2 of this Agreement); provided, however, that in no event shall the shares withheld exceed the minimum whole number of shares required to satisfy such Withholding Taxes. Unless the Withholding Tax obligations of the Corporation are satisfied, the Corporation shall have no obligation to deliver to the Participant any shares. In the event the Corporation’s obligation to withhold arises prior to the delivery to the Participant of shares or it is determined after the delivery of shares to the Participant that the amount of the Withholding Taxes was greater than the amount withheld by the Corporation, the Participant Agrees to indemnify and hold the Corporation harmless from any failure by the Corporation to withhold the proper amount.

4.	No Obligation to Minimize Taxes. The Corporation has no duty or obligation to minimize the tax consequences to the Participant of this award of RSUs and shall not be liable to the Participant for any adverse tax consequences to Participant arising in connection with this award of RSUs. The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing this Agreement, the Participant has agreed that he or she has done so or knowingly and voluntarily declined to do so.
5.	Restrictions on Issuance of Shares. The issuance of shares of Common Stock upon settlement of the RSUs shall be subject to and in compliance with all applicable law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares of Common Stock may then be listed. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance of any shares subject to the RSUs shall relieve the Corporation of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSUs, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Corporation.
6.	Voluntary Participation. Participant is voluntarily participating in the Plan without expectation of employment or continued employment, appointment or continued appointment or engagement or continued engagement to provide services, as the case may be.
7.	Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Except with respect to Section 2 and 3 of this Agreement, inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.
8.	General Provisions.
a.	Governing Law. The Plan and this Agreement are to be governed, construed, and administered in accordance with the laws of the State of Florida, without regard to otherwise governing conflict of laws principles.
b.	Entire Agreement. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties.
c.	Severability. The provisions of this Agreement hereto are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
d.	Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Corporation’s successors (including any successor by reason of amalgamation of the Corporation) and assigns. The rights and obligations of Participant under this Agreement may not be assigned.

e.	Electronic Delivery and Participation. The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties, intending to be bound, have executed this Riot Blockchain, Inc. Equity Award Agreement, as of the Effective Date hereof.

RIOT BLOCKCHAIN, INC.

By:
Name:
Title: Compensation Committee Chairperson

I have received a copy of and read the Agreement and the Plan, and I hereby accept the RSUs in accordance with and subject to the terms and conditions of the Agreement and the Plan.

Date Accepted	Participant's Signature

Participant's Name (Please Print)